Exhibit 10.36

V2X, INC.
PERFORMANCE STOCK UNIT – 2024 TSR AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”), effective as of ###GRANT_DATE###, by and between V2X, Inc. (the “Company”) and ###PARTICIPANT_NAME### (the “Participant” or “Executive”), WITNESSETH:
WHEREAS, the Participant is now employed by the Company or an Affiliate of the Company as an employee, and in recognition of the Participant’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Participant to receive a performance-based long-term incentive award, pursuant to the provisions of the Second Amendment and Restatement of the V2X, Inc. 2014 Omnibus Incentive Plan, as amended and restated as of October 27, 2022 (the “Plan”).
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:
1.Grant of Target Award and Performance Periods. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant a target award of ###TOTAL_AWARDS### Performance Stock Units (the “Target Award”) relating to the four performance periods described on Exhibit 1 (each a “Performance Period” and together the “Performance Periods”). The number of Performance Stock Units that become vested and earned may range from 0% to 200% of the Target Award, with the number of Performance Stock Units that become vested and earned dependent upon the degree to which the performance goals described in Section 3 are achieved. The Performance Stock Units are notional units of measurement denominated in Shares of common stock of the Company (i.e., one Performance Share Unit is equivalent in value to one share of common stock of the Company (a “Share”)).

The Performance Stock Units represent an unfunded, unsecured right to receive Shares (and dividend equivalent payments pursuant Section 2(b) hereof) in the future if the conditions set forth in the Plan and this Agreement are satisfied.
2.Terms and Conditions. It is understood and agreed that this Award is subject to the following terms and conditions:
(a)Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Performance Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Performance Stock Units.
(b)Stockholder Rights. The Participant shall not have any rights or privileges of a stockholder of the Company with respect to the Performance Stock Units or any Shares that may be delivered hereunder, including without limitation any right to vote such Shares or to receive dividends or dividend equivalents, unless and until such Shares are delivered upon vesting of the Performance Stock Units (in which case the Participant shall be entitled to receive dividend equivalents with respect to any dividends which were declared with respect to Shares following the date hereof any prior to such delivery).
3.Vesting and Settlement of Performance Stock Units.
(a)Normal Vesting and Settlement.
(i)The number of Performance Stock Units that become eligible to vest will be determined in accordance with the TSR calculations set forth on Exhibit 1.
(ii)Except as provided in the Agreement, each Performance Share Unit that becomes eligible to vest in accordance with Exhibit 1 will vest in full on the later of (x) December 31, 2026, or (y) the date the Compensation and Personnel Committee certifies the performance set forth on Exhibit 1 (the “Vesting Date”), subject to the Participant’s continuous employment with the Company or an Affiliate through the Vesting Date. For the avoidance of doubt, continuous employment of the Participant by the Company or an Affiliate for purposes of vesting and earning the Performance

2024 PSU Grant
PACID: 24PSU

Stock Units granted hereunder shall include continuous employment with either the Company or an Affiliate for so long as the Grantee continues working at any such entity.
(iii)Except as provided in the Agreement, the Company will deliver to the Participant one Share for each Performance Share Unit that fully vests in accordance with Section 3(a)(i) as soon as practicable after the Vesting Date and in no event later than March 15, 2027. Any fractional Share will be rounded to the nearest whole Share (with 0.5 to be rounded up).
(b)Effect of Termination of Employment. Except as otherwise provided below, if the Participant’s employment with the Company (and all Affiliates) is terminated for any reason before the Vesting Date, the Award shall be immediately forfeited.
(i)Termination due to Death or Disability. If the Participant’s termination of employment is due to death or Disability (as defined below), then the Participant shall receive settlement of the applicable number of Performance Stock Units determined in accordance with the methodology set forth in Section 3(c) except that the date of such termination shall be substituted for the Acceleration Date for purposes of making such calculation, which settlement shall be made on or as soon as practicable (but in all events within 30 days) following the date the Participant’s employment terminates. Any fractional Share will be rounded to the nearest whole Share (with 0.5 to be rounded up).
(ii)Termination by the Company for Other than Cause. If the Participant’s termination of employment is by the Company (or an Affiliate) for other than Cause, then the number of Performance Stock Units that vest, if any, will be equal to the product of (x) the number of Performance Stock Units that become eligible to vest in accordance with Exhibit 1 (or if an Acceleration Event occurs following the date hereof and on or before December 31, 2026, in accordance with Section 3(c)) as if the termination had not occurred and (y) a fraction, the numerator of which is the number of calendar days the Participant has been continually employed from (and including) January 1, 2024 to (and including) the date of termination, and the denominator of which is 1,095, and such number of vested Performance Stock Units shall be delivered at the time and in the form set forth in Section 3(a)(iii).
(iii)Termination Due to Retirement. If the Participant’s termination of employment is due to Retirement (as defined below), then the number of Performance Stock Units that vest, if any, will be equal to the number of Performance Stock Units that become eligible to vest in accordance with Exhibit 1 (or if an Acceleration Event occurs following the date hereof and on or before December 31, 2026, in accordance with Section 3(c)) as if the termination had not occurred and so long as the Participant complies with the covenants in Appendix A, then the number of Performance Stock Units that become vested and earned shall be determined in accordance with Exhibit 1 (or if an Acceleration Event occurs on before December 31, 2026, in accordance with Section 3(c)) as if the termination had not occurred, and if the Participant violates any such restrictive covenant at any time before the delivery of the Shares underlying the vested Performance Stock Units, the Award will terminate and expire in all respects, without further action by the Company, and the Participant hereby agrees that the Company shall have all of the remedies and rights set forth in Section 4. Any Performance Stock Units that become vested under this Section 3(b)(iii) shall be delivered at the time and in the form set forth in Section 3(a)(iii).
(iv)Qualifying Terminations On or Following an Acceleration Event. Notwithstanding anything in this Agreement to the contrary, if (a) the Participant’s employment is terminated by the Company (or an Affiliate or any successor, as the case may be) without Cause (as defined below) or by the Participant for Good Reason (as defined below), and (b) such termination occurs on the date of, or within twenty-four months following, an Acceleration Event which occurs following the date hereof and on or before December 31, 2026, then the Participant shall receive settlement of the applicable number of Performance Stock Units set forth in Section 3(c) on or as soon as practicable (but in all events within 30 days) following the date the Participant’s employment terminates. Any fractional Share will be rounded to the nearest whole Share (with 0.5 to be rounded up).
(c)Acceleration Event. Notwithstanding anything in this Agreement to the contrary, if an Acceleration Event occurs following the date hereof and on or before December 31, 2026, then (x) a pro-rated portion of the Performance Stock Units shall be eligible to vest based on the actual performance though the date of the Acceleration Event (determined as provided below in this Section 3(c)) and (y) the remaining portion of the Award shall be determined by reference to the Target Award (determined as provided below in this Section 3(c)).

2024 PSU Grant
PACID: 24PSU

(i)The portion of the Award described in subpart (x) above shall be determined by multiplying (A) the number of Performance Stock Units that become eligible to vest in accordance with Exhibit 1 but with the average Vesting Factor equal to the sum of the Vesting Factors for any completed Performance Periods and the open (including the final) Performance Periods in which the Acceleration Event occurs (with Vesting Factor for the open (including the final) Performance Periods in which the Acceleration Event occurs determined based on the achievement of the applicable performance measures over the thirty trading days preceding the date on which the Acceleration Event occurs), divided by the number of such Performance Periods, by (B) a fraction, the numerator of which is the number of calendar days from (and including) January 1, 2024 to (and including) the date preceding the date on which the Acceleration Event occurs, and the denominator of which is 1,095.
(ii)The portion of the Award described in subpart (y) in the first sentence of this Section 3(c) shall be determined by multiplying (A) the Target Award by (B) a fraction, the numerator of which is the number of calendar days from the date of the Acceleration Event (including day of the Acceleration Event) to (and including) December 31, 2026, and the denominator of which is 1,095.
(iii)The Performance Stock Units eligible to vest in accordance with this Section 3(c) shall be subject to the Participant’s continuous employment with the Company or an Affiliate through December 31, 2026, subject to Section 3(b)(iv). Upon such vesting, the vested Performance Stock Units shall be delivered to the Participant as soon as practicable after December 31, 2026, and in no event later than March 15, 2027. Any fractional Share will be rounded to the nearest whole Share (with 0.5 to be rounded up).
(iv)For the avoidance of doubt, this Section 3(c) is intended only to apply if an Acceleration Event occurs on or before December 31, 2026. The Award shall otherwise remain subject to the terms and conditions set forth in this Agreement.
(d)Defined Terms.
(i)Cause. For purposes of this Agreement, the term “Cause” shall mean (1) the Participant’s misconduct, (2) the Participant’s violation of Company policies, rules or Code of Conduct or any other terms or conditions relating to the Participant’s employment or any agreement with the Participant or (3) any other conduct of the Participant that the Committee in its sole discretion determines constitutes Cause for purposes of this Agreement.
(ii)Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Participant to perform all of his or her duties under the terms of his or her employment, as determined by the Company upon the basis of such evidence, including independent medical reports and data, as the Company deems appropriate or necessary.
(iii)Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, without the Participant’s express written consent and excluding for this purpose any action which is remedied by the Company (or an Affiliate or any successor, as the case may be) within thirty (30) days after receipt of notice thereof given by the Participant, (i) a reduction in the Participant’s annual base compensation (whether or not deferred); (ii) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities; (iii) any other action by the Company (or an Affiliate or any successor, as the case may be) which results in a material diminution in such position, authority, duties or responsibilities; or (iv) the Company’s (or an Affiliate or any successor, as the case may be) requiring the Participant’s work location to be other than within thirty-five (35) miles of the location where such Participant was principally working immediately prior to the Acceleration Event; provided that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company (or an Affiliate or any successor, as the case may be) notice thereof prior to such date, and the date of the Participant’s termination of employment for Good Reason must occur, if at all, within one hundred and eighty (180) days following the later of the occurrence of the Good Reason event or the Participant’s knowledge thereof.
(iv)Retirement. For purposes of this Agreement, the term “Retirement” shall mean the termination of the Participant’s employment following the first anniversary of the date hereof if, at the time of such termination, the Participant is at least age 60 with at least five years of service. For this purpose, “years of service” means service as an Employee of the Company or an Affiliate and, if applicable, service as an employee of a Predecessor Corporation (or an Affiliate). For the avoidance of doubt, (1) the Participant shall not be considered employed during any period in

2024 PSU Grant
PACID: 24PSU

which the Participant is receiving severance payments, (2) termination of the Participant’s employment (a) by the Company (or an Affiliate or successor, as the case may be) for Cause, (b) due to the Participant’s death or Disability or (c) described in subsection 3(b)(iv) shall not constitute Retirement, regardless of the Participant’s age and years of service, and (3) if the Participant’s employment is terminated by the Company or an Affiliate before an Acceleration Event and on the termination date the Participant is at least age 60 with at least five years of service, such termination shall be treated as a termination due to Retirement for purposes of subsection 3(b)(iii).
4.Additional Provisions.
(a)Tax Withholding. In accordance with Article XIV of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Performance Stock Units. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the Shares shall be satisfied by withholding a number of Shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld. If such withholding would result in a fractional Share being withheld, the number of Shares so withheld shall be rounded up to the nearest whole Share. Notwithstanding the foregoing, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding of Shares, provided such election is made in accordance with such conditions and restrictions as the Company may establish. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in a manner determined by the Company.
(b)Participant Bound by Plan and Rules. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Participant agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee before the date the Performance Stock Units become vested and earned. Terms used herein and not otherwise defined shall be as defined in the Plan.
(c)Restrictive Covenant Violation. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A to this Agreement. If the Participant breaches such restrictions in Appendix A to this Agreement, the Participant hereby agrees that, in addition to any other remedy available to the Company in respect of such activity or breach, the Participant’s Performance Stock Units will be forfeited and, if the Participant has disposed of all or any portion of such Performance Stock Units before the date of such forfeiture, then, in respect of all or any portion of such Performance Stock Units, the Participant shall repay to the Company an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Grantee’s Performance Stock Units.
(d)Governing Law. This Agreement (including Appendix A) shall be governed by the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(e)Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.
(i)If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Participant’s separation from service, then, to the extent required under Section 409A, any Shares that would otherwise be distributed upon the Participant’s separation from service, shall instead be delivered on the date determined by the Company within the thirty (30) day period following the earlier of (x) the first business day of the seventh month following the date of the Participant’s separation from service or (y) the date of the Participant’s death.
(ii)If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, upon an Acceleration Event that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the Performance Stock Units shall vest at the time of the Acceleration Event, but distribution of any Performance Stock Units that constitute deferred compensation for purposes of Section 409A shall not be accelerated (i.e., distribution shall occur when it would have occurred absent the Acceleration Event).

2024 PSU Grant
PACID: 24PSU

(iii)Each portion of this Award that could vest is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
Signature Page Follows

2024 PSU Grant
PACID: 24PSU

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Senior Vice President, as of ###GRANT_DATE###.

Agreed to:		V2X, INC.
/s/ Jeremy Wensinger
###PARTICIPANT_NAME###
Grantee		Jeremy Wensinger
(Online acceptance constitutes agreement)

Dated:	###ACCEPTANCE_DATE###	Dated:	###GRANT_DATE###

Enclosures

2024 PSU Grant
PACID: 24PSU

Exhibit 1
TSR Calculations

The number of Performance Stock Units that become eligible to vest will be determined as follows:
TSR Group. A total of 100% of the Performance Stock Units subject to the Target Award (the “Target TSR Group”) shall become eligible to vest in accordance with the following table (with vesting determined by linear interpolation for performance between the designated percentiles):

If the Company’s TSR performance relative to that of the listed peer companies (the “Peer Group”) is1	The Vesting Factor is
less than the 35th percentile	0%
at the 35th percentile	50%
at the 50th percentile	100%
at or above the 80th percentile	200%
The actual number of Performance Stock Units that become eligible to vest, if any, under this Paragraph 1 shall be equal to the product of (i) the average Vesting Factor over each of the Performance Periods referenced below (determined by adding the Vesting Factors for each Performance Period and dividing the sum by four) and (ii) the number of Target TSR Group.
3.    Performance Periods. The four performance periods applicable to the Performance Stock Units (each, a “Performance Period”) are as follows:

Period 1: January 1, 2024 to December 31, 2024
Period 2: January 1, 2025 to December 31, 2025
Period 3: January 1, 2026 to December 31, 2026
Period 4: January 1, 2024 to December 31, 2026
4.    TSR Determination. With respect to each Performance Period, TSR is the percentage change in value of a shareholder’s investment in the applicable entity’s common stock from the beginning to the end of the Performance Period, assuming reinvestment of dividends and any other shareholder payouts during the Performance Period. For purposes of this Agreement, the stock price at the beginning of the Performance Period will be the average closing stock price over the trading days in the month immediately preceding the start of the Performance Period, and the stock price at the end of the Performance Period will be the average closing stock price over the trading days in the last month of the Performance Period. [Provided, however, if there is a sale of Shares by American Industrial Partners, the closing price on the date of such sale and the subsequent 9 trading days shall be excluded from the end of the Performance Period stock price calculation, with such closing prices instead replaced by the closing prices on the 10 trading days immediately prior to the first trading day otherwise included in such end of the Performance Period stock price calculation for V2X and the rTSR peer group]. Any company included in the measurement group which (i) ceases to be publicly traded during the Performance Period shall be removed from the measurement group (but subject to clause (ii)) or (ii) subsequently reorganizes under the United States Bankruptcy Code (or any successor or comparable law) shall remain in the measurement group and all such companies (if any) shall be deemed to be ranked below all other companies in the measurement group.

2024 PSU Grant
PACID: 24PSU

1 Peer Group for purposes of the TSR Group, as approved by the Company’s Compensation and Human Capital Committee, include the following companies: AAR Corp., Axon Enterprise, Inc., Booz Allen Hamilton, BWX Technologies, Inc., CACI International Inc., Curtiss-Wright Corporation, Hexcel Corporation, Huntington Ingalls Industries, Inc., Jacobs Solutions Inc., KBR, Inc., Leidos Holdings, Inc., Leonardo DRS, Inc., Moog Inc., Parsons Corporation, SAIC, Spirit AeroSystems Holdings, Inc., Triumph Group, Inc., VSE Corporation.

2024 PSU Grant
PACID: 24PSU

Appendix A
Restrictive Covenants
1.Non-Solicit.
(a)Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:
(i)Executive will not, within twelve months following the termination of his or her employment with the Company for any reason (the “ Post-Termination Period “) or during Executive’s employment (collectively with the Post-Termination Period, the “Restricted Period”), influence or attempt to influence customers of the Company or its Affiliates or any of its present or future Affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any Affiliate of the Company.
(ii)During the Restricted Period, Executive will not, and will not directly or indirectly, cause any other person to, initiate or respond to communications with or from, any employee of the Company or its Affiliates during the twelve-month period before the termination of such employee’s employment with the Company or an Affiliate, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and
(b)It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 1 of this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c)The period of time during which the provisions of Section 1 of this Appendix A shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2024 PSU Grant
PACID: 24PSU

2.Non-Competition.
(a)Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:
(i)Executive will not, during Executive’s employment or engagement with the Company and during the twelve month period immediately following the termination of Executive’s engagement or employment with the Company for any reason (collectively, the “Competition Restricted Period”), accept any employment or consulting relationship with (or own or have any financial interest in), directly or indirectly, any entity engaged in any business area in which the Company or any of its Affiliates engage in business or are actively planning to engage in business during Executive’s employment or engagement with the Company.
Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the- counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and
(ii)does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 2 of this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c)The period of time during which the provisions of Section 2 of this Appendix A shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
3.Survival.
(a)The provisions of this Appendix A shall survive the termination of Executive’s employment for any reason.

2024 PSU Grant
PACID: 24PSU